Exhibit 99.1
FOR IMMEDIATE RELEASE
TM ENTERTAINMENT AND MEDIA, INC. TO COMBINE WITH HONG KONG MANDEFU HOLDINGS
LIMITED (D/B/A CHINA MEDIAEXPRESS “CME”)
Highlights
•	CME operates the largest television advertising network on inter-city express buses in China
•	Highly effective and efficient advertising network of approximately 35,000 installed televisions in over 16,000 buses in nine of China’s most prosperous regions
•	Long-term agreements in place with 40 bus operator partners
•	Selected by China’s Ministry of Transport to be the strategic alliance partner for a nationwide in-vehicle television system on buses
The Market
•	The economies of 8 of the 10 (and 40 of the 50) fastest growing cities worldwide in 2008 were in China
•	CME’s network covers 80% of these cities
•	China’s advertising market is one of the fastest growing in the world
•	Second largest advertising market in Asia and the fifth largest in the world in 2007
•	Out-of-home advertising is China’s third largest advertising medium which totaled $2.7 billion in 2007 and is expected to grow 18% annually to $5 billion in 2011
Financial Results
•	CME has achieved strong revenue growth and profitability since its inception in 2003
•	2008 net revenue of $63.0 million[1], increased 123% over 2007

•	2008 net income of $26.4 million[1], increased 246% over 2007

•	269% CAGR in net revenue from 2006-2008

•	404% CAGR in net income from 2006-2008

The Transaction
•	Attractive valuation and structure
•	Fully-diluted transaction valuation of 6.3x 2009E net income
•	TM to issue 19.5 million common shares and $20.0 million in cash in exchange for 100% of CME for total initial consideration of approximately $174.2 million
•	Significant stock based earn-out of up to 15.0 million shares over a three-year period
New York, NY and Fuzhou, China — May 4, 2009 — TM Entertainment and Media, Inc. (NYSE Amex: TMI; TMI/U; TMI/WS) (“TM”) and privately-held Hong Kong Mandefu Holdings Limited (d/b/a China MediaExpress) (“CME” or the “Company”) today announced that they have entered into a definitive share exchange agreement whereby TM will issue at closing 19.5 million new common shares and $20.0 million in cash in exchange for 100% of the outstanding equity of CME, subject to TM shareholder approval. Upon the closing of the transaction, which is anticipated in the third quarter of 2009, TM will change its name to China MediaExpress Holdings, Inc.

[1]	Based on 2008 average exchange rate of 6.95 RMB/USD.

TM Entertainment and Media, Inc. May 4, 2009	Page 2
Since its inception in November 2003, CME has grown rapidly to become China’s largest television advertising operator on inter-city express buses. The Company generates revenue by selling advertisements on its network of television displays installed on over 16,000 express buses originating in nine of China’s most prosperous regions, including the four municipalities of Beijing, Shanghai, Tianjin and Chongqing and five economically prosperous provinces, namely Guangdong, Jiangsu, Fujian, Sichuan and Hebei. These nine regions in aggregate generated nearly half of China’s GDP according to the National Bureau of Statistics of China.
CME installs displays and automated control systems on the buses owned by bus operator partners where it provides 30 minutes of entertainment content followed by 10 minutes of advertising. The Company has long-term agreements in place with 40 bus operator partners ranging from five to eight years. Additionally, the Company has entered into a cooperation agreement with an entity affiliated with the Ministry of Transport of the People’s Republic of China to be the strategic alliance partner in the establishment of a nationwide in-vehicle television system that displays copyrighted programs on buses traveling on highways in China.
The Company’s ability to reach large audiences in a cost effective manner in a captive environment for a prolonged period of time has shown to be highly attractive to advertisers. A monthly average of approximately 60 million passengers travel on inter-city express buses within the Company’s network. As a result, CME has attracted numerous well-known international and national brands to its advertising network including Coca Cola, Pepsi, Siemens, Hitachi, China Telecom, China Mobile, China Post, Toyota, Bank of China and China Pacific Life Insurance.
CME has generated rapid revenue and profitability growth since inception. In 2008 net revenue grew to $63.02 million compared to $25.83 million in 2007 and $4.04 million in 2006. Net income in 2008 was $26.42 million, compared to $7.03 million in 2007 and $0.94 million in 2006. The Company has a strong balance sheet and no debt.
The Transaction

Under the terms of the transaction, the Company’s shareholders will receive 19.5 million TM shares and $20.0 million in cash upon the closing of the transaction.
Stock-based Earn-out — CME shareholders may earn up to an additional 15.0 million shares of TM subject to the achievement of the following net income targets for 2009 — 2011:

Year	Net Income (RMB)	Net Income (US$)[5]	Shares

2009	287.0 million	$42.0 million	1.0 million

2010	570.0 million	$83.5 million	7.0 million

2011	889.0 million	$130.2 million	7.0 million
Warrant Proceeds — CME shareholders are entitled to receive up to $20.9 million of the cash proceeds from the exercise of TM’s publicly held warrants.
After the closing, there will be approximately 28.9 million basic and 32.7 million fully diluted ordinary shares outstanding (assuming 29.99% conversion rights are exercised). On a fully diluted basis, CME shareholders will retain approximately 60% of the outstanding equity of the surviving company, increasing to approximately 72% ownership if the full earn-out is achieved (assuming 29.99% conversion rights are exercised).

[2]	Based on 2008 average exchange rate of 6.95 RMB/USD.

[3]	Based on 2007 average exchange rate of 7.60 RMB/USD.

[4]	Based on 2006 average exchange rate of 7.79 RMB/USD.

[5]	Based on current exchange rate of 6.83 RMB/USD.

TM Entertainment and Media, Inc. May 4, 2009	Page 3
The transaction is subject to the review of TM’s proxy materials by the Securities and Exchange Commission, approval by the holders of TM common stock, and other customary closing conditions.
The Company is led by an experienced management team committed to its long-term success. The Company’s senior management includes Founder, Chairman and CEO, Zheng Cheng; COO, Jian Yu; Chief Marketing Officer, Jinglong Du; and CFO, Zhuofeng Zheng, all of whom will remain with the merged company following the transaction.
Under the definitive agreement TM’s current shareholders have the right to designate two of seven Board members.
Commenting on the transaction, Theodore S. Green, TM’s Co-CEO, stated, “Immediately after TM’s IPO, we initiated our search for a business combination partner in the entertainment and media industry, seeking a well-managed, profitable, growth company. Over the last year and half, we looked at numerous candidates and believe we have found an ideal partner. We are very impressed with CME’s exceptional success building a multi-million dollar company from the ground up in just over five years, and are convinced by the Company’s prospects for continued growth.”
Cheng Zheng, CME’s Founder and CEO, added, “We believe going public through this transaction is a logical next step for CME and we look forward to taking the Company to the next level of growth by further expanding our inter-city express bus advertising network. Today, CME is China’s largest media company specializing in inter-city bus TV advertising. According to CTR Market Research, the highway network covered by CME includes more than 3,000 cities. As the Chinese government actively boosts domestic demand to stimulate the economy, our market opportunity will continue to grow. The Chinese highway system is the second longest in the world in terms of mileage, and based upon government expansion plans, within the next three years the Chinese highway system should become the world’s longest. The above factors will enable us to continue to grow significantly in the coming years. We are pleased to be partnering with the TM team, which has a great deal of experience in the media and entertainment sectors.”
Growth Drivers
The Company expects to benefit from:
•
The increase in the number of passengers using inter-city buses due to their low cost, high frequency and point-to-point convenience covering major cities as well as small to mid-sized cities in China, vs. railroad and plane travel;

•	Significant government funded expansion and improvement of the highway transportation system;
•	Long-term agreements with 40 bus operator partners and a cooperation agreement with China’s Ministry of Transport, which create significant barriers to entry for potential competitors;
•	Other advertising growth opportunities in China;
•	China’s rapid and sustained economic growth and increases in disposable income and consumption;
•	Continued increases in advertising spending in China, projected to remain one of the fastest growing advertising markets in the world, growing at a CAGR of 12.8% from 2007 — 2011;
•
China having one of the lowest levels of advertising spending per capita, and as a percentage of GDP compared to more developed countries or regions of the world, which provides significant potential for future growth.

Malcolm Bird, TM’s Co-CEO, commented, “More and more, out-of-home advertising networks are gaining increasing acceptance in China as they offer advertisers a low cost new media alternative to reach audiences more effectively, and to supplement traditional advertising media, such as television, magazine and radio. With a projected annual growth rate of 18%, out-of-home advertising spending in China is expected to reach $5.0 billion by 2011. We are confident in CME’s ability to continue to execute on its growth strategy to expand its current inter-city express bus network, as its current bus operator partners enlarge their fleets, by establishing additional agreements with new bus operators and signing additional advertisers as customers.”

TM Entertainment and Media, Inc. May 4, 2009	Page 4
Mr. Green concluded, “We believe this transaction represents a very attractive investment opportunity for TM stockholders. We look forward to keeping investors apprised of our progress throughout the process.”
Roadshow Schedule
The management of TM and CME will hold meetings with current and potential investors prior to the completion of the acquisition to further discuss the transaction. If any accredited investors are interested in meeting with management, contact Lena Cati of The Equity Group at 212-836-9611 or lcati@equityny.com.
Pali Capital, Inc. is acting as financial advisor to TM, and Morrison Cohen LLP is acting as legal advisor to TM on this transaction.
Loeb & Loeb LLP is acting as legal advisor to CME on this transaction.
For additional information on the acquisition reference the Form 8-K that will be filed by TM on May 4, 2009, which can be obtained without charge at the Securities and Exchange Commission’s web site (http://www.sec.gov).
About TM Entertainment and Media, Inc.
TM Entertainment and Media, Inc. is a Delaware blank check company incorporated on May 1, 2007 in order to serve as a vehicle for the acquisition of an operating business in the entertainment, media, digital and communications industries and to seek out opportunities both domestically and internationally to take advantage of its management team’s experience in these markets. The entertainment, media, digital and communications industries encompass those companies which create, produce, deliver, own, distribute or market entertainment and information content, products and services.
TM’s initial public offering was consummated on October 17, 2007, receiving proceeds of $82,040,000 through the sale of 10.255 million units at $8.00 per unit (including 1,225,000 units pursuant to the exercise of the underwriters’ over-allotment option). Each unit is comprised of one share of TM’s common stock and one warrant with an exercise price of $5.50. Each warrant will become exercisable on the latter of the completion of a business combination or October 17, 2008 and will expire on October 17, 2011, or earlier upon redemption. As of December 31, 2008, TM held $81,119,299 (or approximately $7.91 per share) in a trust account maintained by an independent trustee, which will be released upon the consummation of the business combination.
Forward Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about TM, CME, and their combined business after completion of the business combination. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of TM’s and CME’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: continued compliance with government regulations; changing legislation or regulatory environments; requirements or changes affecting the businesses in which CME is engaged; labor and personnel relations; credit or currency risks affecting CME’s revenue and profitability; changing interpretations of generally accepted accounting principles; general economic conditions; and other relevant risks detailed in TM’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither TM, nor CME assumes any obligation to update the information contained in this presentation.

TM Entertainment and Media, Inc. May 4, 2009	Page 5
Additional Information and Where to Find It
This news release does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. TM and its directors and executive officers, and Pali Capital, Inc., may be deemed to be participants in the solicitation of proxies for the special meeting of TM stockholders to be held to approve the business combination. In connection with the proposed acquisition and required stockholder approval, TM will file with the SEC a preliminary proxy statement and a definitive proxy statement. Stockholders are advised to read, when available, TM’s definitive proxy statement in connection with the solicitation of proxies for the special meeting which will contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the business combination. Stockholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: TM Entertainment and Media, Inc., 307 East 87th Street, New York, NY 10128. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov).
In addition, CME and its directors and officers may be deemed to have participated in the solicitation of proxies from TM stockholders in favor of the approval of the proposed acquisition. Information about CME and its directors and officers will be included in the preliminary proxy statement and definitive proxy statement filed by TM in connection with this transaction.

CONTACT: TM Entertainment and Media, Inc. Theodore S. Green / Malcolm Bird Co-CEOs (212) 289-6942	-OR-	INVESTOR RELATIONS: The Equity Group Inc. Lena Cati (212) 836-9611 lcati@equityny.com Linda Latman (212) 836-9609 llatman@equityny.com